Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of the 16th day of March, 2012 (the “Effective Date”), by and between InfuSystem Holdings, Inc., a Delaware corporation, having a business address of 2450 South Shore Blvd., Suite 402, League City, Texas 77573 (the “Company”), and Jonathan P. Foster, having a business address of 109 Red Berry Lane, Easley, South Carolina 29642 (“Consultant”).

WITNESSETH:

WHEREAS, the Company is desirous of Consultant providing certain services to the Company, and Consultant desires to provide such services to the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Services. The Company hereby retains Consultant to serve as the Company’s Chief Financial Officer effective as of the Effective Date and to exercise such authority, perform such executive duties and functions and discharge such responsibilities as the Chief Executive Officer of the Company may from time to time determine, consistent with the Consultant’s position in the Company.

2. Compensation. In consideration for the services provided by the Consultant hereunder, the Company shall pay the Consultant a fee of $25,000 on the 15th day of each month during the Term and $25,000 on the last day of each month during the Term. The Company agrees to begin with a payment of $25,000 on March 16, 2012. The Consultant agrees to waive participation in all of Company’s employee benefit plans, programs or arrangements, to the extent legally possible without violating the terms of any such plans, programs or arrangements, and sign any documentation that may be necessary to effect such waiver.

3. Expenses. The Company agrees to reimburse the Consultant for all expenses reasonably and actually incurred by the Consultant in performing services under this Agreement, including but not limited to travel, maintaining necessary certifications, cell phone and office supplies, in accordance with Company policy as applicable to other executive officers.

4. Term; Termination. This Agreement shall be effective as of the Effective Date and shall continue until September 15, 2012 (the “Term”). Prior to expiration of the Term, the Company may terminate this Agreement and the Consultant’s engagement hereunder, provided that unless such termination is for Cause, the Company will not be relieved of its obligation to make the payments as scheduled pursuant to paragraph 2 through the expiration of the Term. For purposes of the foregoing, Cause shall mean the Consultant’s: (i) material failure, refusal, or neglect to perform his reasonable responsibilities as Chief Financial Officer, (ii) conviction of a felony or crime involving moral turpitude, or (iii) gross negligence or willful misconduct that has an adverse effect upon the Company; provided that with respect to (i) and (iii) above, to the extent curable, the Company shall first provide the Executive with 30 days advance written notice of a proposed termination for Cause, and an opportunity to cure the conduct giving rise to the proposed termination for Cause within such 30 day period.

5. Possible Employment at End of Term. The parties acknowledge that at the end of the Term it is anticipated that the Company will hire the Consultant as a permanent employee to serve as the Chief Financial Officer of the Company, if the Company then needs a permanent Chief Financial Officer and if the Consultant has performed satisfactorily during the Term. The parties will enter into an employment agreement at that time on terms to be negotiated by the parties.

6. Cooperation with the Company. The Consultant shall cooperate and work with the Company in connection with the Consultant’s activities under this Agreement. The Consultant shall keep the Company informed as to the Consultant’s activities under this Agreement. Unless otherwise instructed in writing, Consultant shall report to, and deal with, the Chief Executive Officer of the Company in connection with his performance hereunder.

7. Relationship of the Parties; Taxes. Both the Company and Consultant agree that Consultant will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be deemed to constitute a relationship of agency, joint venture, partnership or any other relationship than that specified. Amounts payable hereunder shall be subject to applicable withholding taxes.

8. Indemnification. During the Term and thereafter, the Company shall indemnify the Consultant to the fullest extent permitted by applicable law, and the Consultant shall be entitled to the protection of insurance policies the Company may elect to maintain generally for the benefit of its officers, with respect to all costs, charges and expenses whatsoever incurred or sustained by the Consultant in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been an officer of the Company or having served any other enterprise as a director, officer or employee at the request of the Company. The Company shall maintain director and officer insurance at reasonable and customary levels which shall also cover the Consultant.

9. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, via overnight courier or by United States mail, certified or registered, return receipt requested, postage prepaid, to the respective business addresses set forth in the opening paragraph of this Agreement.

10. Modification, Waiver, Amendments. No provision of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing, signed by the Consultant and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments, modifications or additions to this Agreement, including but not limited to any modification to the Term, shall be binding unless in writing and signed by all parties hereto.

11. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of South Carolina, without regard to choice of law principles.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

14. Assignment, Delegation and Subcontracting. Neither party may assign, delegate or subcontract its rights or obligations under this Agreement without express written consent of the other party.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement to be effective as of the day and year first hereinabove written.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Sean McDevitt

Name:	Sean McDevitt

Its:	Chief Executive Officer

CONSULTANT

/s/ Jonathan P. Foster
Jonathan P. Foster

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